Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No.333-203181) on Form S-8 and the Registration Statements (Nos. 333-223610 and 333-250977) on Form S-3 and related Prospectus of Green Brick Partners, Inc. of our reports dated February 29, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Green Brick Partners, Inc., appearing in this Annual Report on Form 10-K of Green Brick Partners, Inc. for the year ended December 31, 2023.

/s/ RSM US LLP

Dallas, Texas
February 29, 2024